Exhibit 99.1

Modifications to the Company’s Executive Compensation Program and

Corporate Governance Policies

Compensation or Governance Practice	Company’s Revised Plan or Policy
Performance-based long term incentive equity awards

The Company has adopted a new 2013 Long Term Incentive Plan (“2013 LTIP”) with awards for Named Executive Officers (“NEOs”) based 75% upon two financial performance metrics, relative total shareholder return (50%) and relative operating return on equity (25%), each measured over a three-year period.

Total shareholder return and operating return on equity will each be measured against a selected peer group.

Performance-based award payouts will range from no award, if threshold performance is not met, to above-target awards for superior performance.

The maximum bonus opportunity for the Chief Executive Officer (“CEO”) is equal to 200% of his base salary and the maximum bonus opportunity for each of the other NEOs is equal to 150% of his base salary.

CEO Supplemental Executive Retirement Plan (“SERP”) benefit

The CEO’s SERP benefit has been substantially reduced to better align with the benefits to other SERP participants, and is now calculated using the same percentage of annual cash compensation as is used for the other SERP participants.

Dividends on unvested stock

The Company has eliminated the payment of dividends on unvested stock and restricted stock units (“RSUs”) issued under the 2013 LTIP for NEOs and other designated senior officers. Dividends will instead be credited to such holders of unvested stock and RSUs, and will be paid only if and when the restricted stock or RSUs vest; otherwise, dividends will be forfeited.

Stock pledging	The Company has adopted a prospective anti-pledging policy.
Tax gross-ups	Tax gross-ups have been eliminated from the employment agreements of the CEO and all other NEOs, and are not included in any new employment agreements.
Change in control provision	The 2013 LTIP requires a double trigger –both a change in control and termination of employment within two years of the change in control – for the acceleration of unvested equity awards.
Lead director	The Company has appointed a lead director with defined responsibilities.

2013 LTIP

Guiding Principles for Plan Design

¡	Adopt a long term incentive plan that:
•	uses an approach and metrics separate and apart from the short term incentive plan
•	is performance-based to align with best practices in executive compensation
•	integrates a total shareholder return (“TSR”) metric to measure Company performance against peers and assure that the new plan is aligned with shareholder interests
•	includes a small time-vested retention component
¡	Under the 2013 LTIP, equity grants made to the Named Executive Officers (NEOs) and other designated senior officers will be:
•	75% performance-based in the form of restricted stock units (“RSUs”):
•	50% based on TSR over a 3-year performance period; measurement relative to our peers
•	25% based on operating return on equity over a 3-year performance period; measurement relative to our peers
•	25% time-based in the form of restricted stock:
•	3 year cliff vest
•	reflects recruitment and retention objectives

Executive Compensation and Corporate Governance Policy Highlights

The Company is committed to maintaining best practices with respect to executive compensation practices and corporate governance standards, and has adopted the following policies and practices, among others:

—	Majority voting standard for the election of Directors in uncontested elections and required offer of resignation from any Director who is not reelected

—	Stock ownership guidelines for Directors

—	Stock ownership guidelines for the Chief Executive Officer and other Named Executive Officers

—	Prospective anti-pledging policy for the Chief Executive Officer, the other Named Executive Officers, other designated executive officers and Directors

—	A lead independent Director as part of the leadership structure of the Company’s Board of Directors

—	Required offer of resignation from any Director who changes his principal employment

—	All committees of the Board, including the Compensation Committee, composed entirely of independent Directors

—	The Compensation Committee’s executive consulting firm is retained directly by such Committee and performs no other services for the Committee or the Company

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The Compensation Committee reviews annually the Company’s risk management with respect to its executive compensation policies and practices to assure that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.